AUBURN NATIONAL BANCORPORATION, INC AND SUBSIDIARIES

EXHIBIT 23.1 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Auburn National Bancorporation, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-03516) on Form S-3 and the registration statement (No. 333-87626) on Form S-8 of Auburn National Bancorporation, Inc. of our report dated March 24, 2006, relating to the consolidated balance sheets of Auburn National Bancorporation, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Auburn National Bancorporation, Inc.

                                         /s/ KPMG LLP

Birmingham, Alabama

March 29, 2006